UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 2)*

                    Under the Securities Exchange Act of 1934


                                 EUPHONIX, INC.
                         -----------------------------
                                (Name of Issuer)


                                  Common Stock
                         -----------------------------
                         (Title of Class of Securities)


                                   298416 10 8
                         -----------------------------
                                  (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages


---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  298416 10 8                                                                      Page 2 of 9 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          ONSET Enterprise Associates, L.P.

--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware

----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          - 0 -

--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.00%

--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN

--------- -------------------------------------------------------------------------------------------------------------

                                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                               Page 2 of 9 pages

--------------------------------------------                                       ------------------------------------
                                                             13G
CUSIP No.  248416 10 8                                                                      Page 3 of 9 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          OEA Management, L.P.

--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware

----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     - 0 -
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.00%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 3 of 9 pages

-------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  298416 10 8                                                                      Page 4 of 9 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Robert F. Kuhling, Jr.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     587
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
     EACH REPORTING                    - 0 -
      PERSON WITH             -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       587
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          587
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.01%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                      Page 4 of 9 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  298416 10 8                                                                      Page 5 of 9 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Terry L. Opdendyk

--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization


          United States

----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     587
          SHARES              -------- --------------------------------------------------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
        OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       587
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          587

--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.01%

--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN

--------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                      Page 5 of 9 pages

Item 1.

(a)      Name of Issuer:  Euphonix, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         220 Portage Road
         Palo Alto, CA   94306

         Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates, L.P. ("OEA")
         OEA Management, L.P. ("OEAM")
         Robert F. Kuhling, Jr. ("Kuhling")
         Terry L. Opdendyk ("Opdendyk")

(b)      Address of Principal Business Office:

         2490 Sand Hill Road
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:

         OEA:               Delaware
         OEAM:              Delaware
         Kuhling:           United States
         Opdendyk:          United States


(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:              298416 10 8

Item 3.        Not applicable.


                               Page 6 of 9 pages



Item 4         Ownership.

------ ------------------------ -------------- ----------------- --------------- -----------------

                                     OEA             OEAM           Kuhling          Opdendyk
------ ------------------------ -------------- ----------------- --------------- -----------------
(a)    Beneficial Ownership          -0-             -0-              587              587
------ ------------------------ -------------- ----------------- --------------- -----------------

(b)    Percentage of Class         0.00%           0.00%            0.01%            0.01%
------ ------------------------ -------------- ----------------- --------------- -----------------

(c)    Sole Voting Power             -0-             -0-              587              587
------ ------------------------ -------------- ----------------- --------------- -----------------

       Shared Voting Power           -0-             -0-              -0-               -0-
------ ------------------------ -------------- ----------------- --------------- -----------------

       Sole Dispositive Power        -0-             -0-              587              587
------ ------------------------ -------------- ----------------- --------------- -----------------

       Shared Dispositive            -0-             -0-              -0-               -0-
       Power
------ ------------------------ -------------- ----------------- --------------- -----------------

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification  and  Classification  of   the  Subsidiary   Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                               Page 7 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1998

ONSET Enterprise Associates, L.P.

By:      OEA Management, L.P., its general partner


         By:      /s/ Terry L. Opdendyk
            ----------------------------------
                  General Partner


OEA Management, L.P.


By:      /s/ Terry L. Opdendyk
   -------------------------------------
         General Partner



         /s/ Robert F. Kuhling, Jr.
----------------------------------------
         Robert F. Kuhling, Jr.



         /s/ Terry L. Opdendyk
----------------------------------------
         Terry L. Opdendyk


                               Page 8 of 9 pages

                                    Exhibit A

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.



Date:    February 12, 1998

ONSET Enterprise Associates, L.P.

By:      OEA Management, L.P., its general partner


         By:      /s/ Terry L. Opdendyk
            ---------------------------------
                  General Partner


OEA Management, L.P.


By:      /s/ Terry L. Opdendyk
   -----------------------------------
         General Partner



       /s/ Robert F. Kuhling, Jr.
--------------------------------------
       Robert F. Kuhling, Jr.



        /s/ Terry L. Opdendyk
--------------------------------------
        Terry L. Opdendyk


                               Page 9 of 9 pages